Exhibit 99.1

For Immediate Release

Dorman Products, Inc. Appoints David M. Hession as Chief Financial Officer

COLMAR, PENNSYLVANIA (February 19, 2019) – Dorman Products, Inc. (NASDAQ:DORM) today announced that David M. Hession will join its management team as Senior Vice President and Chief Financial Officer effective March 1, 2019.

“I’m excited to welcome David to our Leadership Team. David’s strong financial and management expertise will provide tremendous value as we continue to expand our leadership position in the passenger car and light, medium and heavy duty truck aftermarkets that we serve. I’d like to thank Mike Ginnetti for his outstanding work as Interim Chief Financial Officer over the past few months. I am confident that Mike will continue to make many contributions to our future growth in his continuing role as Dorman’s Vice President – Corporate Controller,” said Kevin Olsen, President and Chief Executive Officer.

Mr. Hession is a seasoned financial executive with nearly 30 years’ experience and a track record of producing strong financial and operating results while acting as a true business partner throughout his career. He joins Dorman from his post as Vice President and Chief Financial Officer at Johnsonville, LLC. David has held a number of positions of increasing responsibility in his career including Vice President Finance & Administration at McCormick & Company, Inc. after beginning his career in management consulting. Mr. Hession holds an Accounting Degree from Boston College and an MBA from Loyola University Maryland.

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Investor Relations Contact

Kevin Olsen, President and CEO

kolsen@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com